                                   EXHIBIT F

                       THE GOODYEAR TIRE & RUBBER COMPANY

                                GRANT AGREEMENT

                            PERFORMANCE EQUITY GRANT

TOM TIRE
000-00-0000
Corporate Officer
3 Eagle Drive
Akron, OH 12345

Dear Tom:

The Directors of The Goodyear Tire & Rubber Company (the "Company") desire to encourage and facilitate ownership of the Company's Common Stock by key employees and to provide for additional compensation based on the appreciation of the Company's Common Stock, thereby providing incentive to promote the continued growth and success of the Company's business. Accordingly, the 1989 Goodyear Performance and Equity Incentive Plan was adopted effective April 10, 1989 (the "Plan"). A copy of the Plan is attached.

At the meeting of the Compensation Committee of the Board of Directors, you were awarded a Performance Equity Grant (each Unit equivalent in value to one share of Common Stock of the Company) as follows:

Date of Grant                      12-6-94
Number of Equity Units Granted     -------
Performance Period                 1-1-95 through 12-31-97

The number of Performance Equity Grant Units specified above (the "Units") which you will earn at the end of the three-year Performance Period specified above (the "Performance Period") will be determined by and contingent upon the extent to which Performance Goals are achieved. The number of Units actually earned may be adjusted between 0 and 150% of the number of Units stated above, depending on the level of achievement of Performance Goals. Performance Units earned will be paid in cash and shares of the Common Stock of the Company at the rate of 50 percent in cash and 50 percent in shares for each unit earned in February, 1998 (unless you elect to defer payment). The Performance Goals and earn out criteria for the Performance Period for your Performance Equity Grant are described at Annex A.

The Goodyear Tire & Rubber Company                      December 6, 1994

------------------------------------------------
  Chairman of the Board

Receipt of this Grant Agreement acknowledged:

                                                        Date:
------------------------------------------------             ------------------
            Grantee

                                      X-F-1

The Performance Equity Grant for the number of Units specified on the preceding page is granted to you under, and governed by the terms and conditions of, the Plan and this Grant Agreement. Your execution and return of the enclosed copy of this Grant Agreement acknowledging receipt of the Units granted herewith constitutes your agreement to, and acceptance of, all terms and conditions of the Plan and this Grant Agreement. You also agree that you have read and understand the provisions of the Plan, this Grant Agreement and Annex A.

Units earned will be determined at the end of the three-year Performance Period and will be paid in cash and shares of Common Stock of the Company. Shares of the Common Stock of the Company and cash earned in respect of the Units, whether received immediately or deferred in whole or in part, will be subject to withholding taxes as appropriate.

Any cash payment and certificates for shares of Common Stock of the Company earned will be deliverable to you or your agent, duly accredited to the satisfaction of the Company, at the principal office of the Company in Akron, Ohio, or at such other place acceptable to the Company as may be designated by you.

All rights conferred upon you under the provisions of this Grant Agreement are personal to you and, except under the provisions of paragraph 14 of the Plan, no assignee, transferee or other successor in interest shall acquire any rights or interests whatsoever under this Grant Agreement, which is made exclusively for the benefit of you and the Company.

As further consideration for the Units granted to you hereunder, you must remain in the continuous employ of the Company or one or more of its subsidiaries until December 31, 1997, the end of the Performance Period. Any Units earned will be prorated in the event of your death, Retirement (as defined in the Plan) or Disability (as defined in the Plan) or layoff prior to completion of the Performance Period. Any proration is based on the last date the participant worked. Nothing contained herein shall restrict the right of the Company or any of its subsidiaries to terminate your employment at any time, with or without cause.

If you are entitled to a proration of units earned due to your retirement, disability or layoff prior to completion of the performance period, you will forfeit the right to receive any distribution or payment under this Grant if you enter into a relationship either as an employee, consultant, agent or in any manner whatsoever with an entity that sells products in competition with products sold by Goodyear and its subsidiaries. In the event you enter into such a relationship with a competitor within six months of a distribution or payment under this Grant, you agree to refund to Goodyear any such distribution or payment you received.

Any notice to you under this Grant Agreement shall be sufficient if in writing and if delivered to you or mailed by registered mail directed to you at the address on record in the Executive Compensation Department. Any notice to the Company under this Grant Agreement shall be sufficient if in writing and if Grant delivered to the Chairman of the Board of the Company or mailed by registered mail directed to the Company for the attention of said officer at 1144 East Market Street, Akron, Ohio 44316-0001. Either you or the Company may, by written notice, change the address.

                                      X-F-2

                                    ANNEX A

PERFORMANCE GOALS

Performance Goals are based on the aggregate earnings per share of Goodyear Common Stock for the period January 1, 1995 through December 31, 1997.

MINIMUM PERFORMANCE GOAL FOR PAYMENT

In order for there to be a distribution under this Grant, the aggregate earnings per share shall be at least $12.15 for the three-year period beginning January 1, 1995.

PERFORMANCE UNIT DISTRIBUTION SCHEDULE

Unit distributions are payable 50 percent in shares of the Company's Common Stock and 50 percent in cash.

AGGREGATE EARNINGS           % OF
    PER SHARE          UNIT DISTRIBUTION
1/1/95 -- 12/31/97      BASED ON GRANT
------------------     -----------------
      $14.15                  150%
       13.90                  140
       13.65                  130
       13.40                  120
       13.15                  110
       12.90                  100
       12.65                   90
       12.40                   85
       12.15                   80
      <12.15                    0

                                      X-F-3